Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
International Speedway Corporation

We consent to the incorporation by reference in the Registration Statement pertaining to the 2006 Long Term Incentive Plan of International Speedway Corporation of our reports dated January 29, 2010, with respect to the consolidated financial statements and schedules of International Speedway Corporation included in its Annual Report (Form 10-K) for the year ended November 30, 2009, and the effectiveness of internal control over financial reporting of International Speedway Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Certified Public Accountants

Jacksonville, Florida
February 11, 2010